UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel (State or other Jurisdiction of Incorporation or Organization)	000-27648 (Commission File Number)	(IRS Employer Identification No.)

12 Haomanut Street, 2nd Floor
Poleg Industrial Zone, Netanya, Israel 4250445
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 3, 2017, magicJack Vocaltec Ltd. (the "Company") received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market ("NASDAQ") notifying the Company that the Company no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of shareholders within twelve months of the end of the Company's fiscal year ended December 31, 2015.  The Company's last annual meeting of shareholders was held on July 8, 2015.  As a result, as of January 3, 2017, the Company had 45 calendar days to submit a plan to regain compliance.  If NASDAQ accepts the Company's plan, NASDAQ can grant an exception of up to 180 calendar days from the fiscal year ended December 31, 2016, or until June 29, 2017, to regain compliance.

Prior to receipt of this notification from NASDAQ, the Company had filed a preliminary proxy statement with the Securities and Exchange Commission on December 30, 2016 relating to holding an annual general meeting of shareholders on February 28, 2017.  The Company intends to submit to NASDAQ promptly a plan to regain compliance stating the Company's intent to hold its annual general meeting of shareholders on February 28, 2017.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2016, the Board of Directors of the Company upon the Compensation Committee's recommendation approved, subject to shareholder approval at the 2017 annual general meeting of shareholders, an extension of the term of Gerald Vento's employment with the Company under the terms of his Executive Employment Agreement with the Company dated January 1, 2013, as amended by Amendment to Executive Employment Agreement, dated as of July 15, 2015 (collectively, the "Vento Employment Agreement") such that Mr. Vento will continue to serve as the Company's President and Chief Executive Officer through the earlier of June 30, 2017 or the date the Company hires a President and Chief Executive Officer to replace Mr. Vento (the "Second Amendment"). Compensation in connection with Mr. Vento's extension of employment under the Second Amendment will not be paid until shareholder approval is received, at which time all accrued compensation will be paid.

The Board of Directors also proposed that the Company enter into a consulting agreement with Mr. Vento as of the separation date under the Vento Employment Agreement as extended by the Second Amendment (the "Consulting Agreement") in lieu of any severance to be provided to Mr. Vento on the separation date, as an inducement for Mr. Vento to execute the Second Amendment, for Mr. Vento to continue to serve as the Company's President and CEO through the separation date and to smoothly transition Mr. Vento's duties to the Company's new President and CEO.  The Company will be obligated to enter into the Consulting Agreement with Mr. Vento unless Mr. Vento voluntarily terminates his employment with the Company, dies or becomes disabled or is terminated for cause, as defined in the Vento Employment Agreement, in each case prior to the separation date under the Second Amendment.

The Consulting Agreement provides that Mr. Vento will perform certain professional consulting services for the Company.  In consideration for Mr. Vento's professional consulting services, the Company will pay Mr. Vento a consulting fee of eighty-three thousand three hundred thirty-three and 33/100 dollars ($83,333.33) per month.  The term of the Consulting Agreement will commence on the separation date under the Second Amendment and will continue until the first anniversary of the effective date of the Consulting Agreement.  The term of the Consulting Agreement may be terminated by Mr. Vento or the Company upon thirty (30) days advance written notice or by the Company immediately for cause as defined in the Consulting Agreement.  If the Consulting Agreement is terminated by the Company without cause, Mr. Vento will be entitled to a termination payment equal to the full amount payable under the Consulting Agreement as if the agreement was not terminated.  If the Consulting Agreement is terminated by the Company for cause, by Mr. Vento for any reason, or upon his death or disability, Mr. Vento will be due no further compensation other than what is due and owing through the effective time of the termination.

The above summary of the Second Amendment and the Consulting Agreement is qualified in its entirety by reference to the Second Amendment and the Consulting Agreement (a form of which is included as Exhibit B to the Second Amendment) filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Section 9 – Corporate Governance and Management

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Executive Employment Agreement, effective as of December 31, 2016, by and between magicJack VocalTec Ltd. and Gerald Vento.
10.2	Form of Consulting Agreement (included in Exhibit 10.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jose Gordo
Name: Jose Gordo
Title: Chief Financial Officer

Date:  January 5, 2017

Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Executive Employment Agreement, effective as of December 31, 2016, by and between magicJack VocalTec Ltd. and Gerald Vento.
10.2	Form of Consulting Agreement (included in Exhibit 10.1).